Exhibit 99.01

Solis Tek Appoints Peter Najarian and Tiffany Davis to its Board of Directors

Adds Capital Markets Expertise and Entrepreneurial Spirit

CARSON, CA - (GlobeNewswire - August 23, 2018) - Solis Tek Inc. (OTCQB: SLTK) (“Solis Tek”), a vertically integrated cannabis technology innovator, manufacturer and distributor, is pleased to announce the additions of Peter Najarian and Tiffany Davis to its Board of Directors.

Mr. Najarian, a recognizable contributor on the CNBC mid-day show “Halftime Report” as well as CNBC’s post-market show “Fast Money” https://www.cnbc.com/fast-money/.

Ms. Davis is currently the Chief Operating Officer of Solis Tek and has nearly 20 years of experience as a financial restructuring professional working in both management consulting and private equity.

Peter Najarian stated, “I am excited to join the Solis Tek team as they continue to successfully grow and broaden their scope in the cannabis sector. With my experience in capital markets, I am positioned to provide knowledge that will help Solis Tek achieve its mission to bring safe, consistent and quality products to patients and legal consumers. I am confident that the management team will execute its business plan and create a variety of opportunities in the legalized cannabis industry.”

Alan Lien, Chief Executive Officer of Solis Tek, commented, “I am pleased to welcome Pete and Tiffany to our Board of Directors. Pete comes to us with an entrepreneurial and capital markets background, which will enable Pete to provide guidance and direction as we continue to diversify our portfolio. Tiffany is a veteran in operations, having worked with many companies in multiple sectors, including the cannabis industry. She will continue to stabilize our operations as we expect increased growth in the next few years. As the industry transforms, so must Solis Tek, and my co-founder Alvin Hao has resigned from the Board to focus his attention on research and development and product innovation. This is key to our long-term growth and continued success. I continue to rely on Alvin’s expertise and look forward to our ongoing partnership.”

Peter Najarian is a founding member of Investitute.com, a financial education and newsletter services company established in 2016. Pete is a founding member of Rebellion Partners, LLC, a private banking company, established in 2016. He is also a founding member of One Chicago, an electronic exchange in futures on individual stocks, narrow-based indexes, and ETFs. He is also the Co-Founder of Hedgehog, a stock, options, and futures trading platform and he co-developed the Heat Seeker™ and complementary programs identifying unusual buying activity in stocks, options, and futures. Following a football career that included several seasons with the NFL’s Tampa Bay Buccaneers and Minnesota Vikings, he began options trading in 1992 at Mercury Trading, a market-making firm at the Chicago Board Options Exchange (CBOE). Two years later, he assumed responsibility for Mercury’s risk and arbitrage departments. In 2005, Najarian co-founded, optionMONSTER, an options news and education firm, and tradeMONSTER, an online brokerage firm. Both were acquired in 2014 by private equity. Mr. Najarian graduated with a BA from the University of Minnesota.

Tiffany Davis has nearly 20 years of experience as a financial restructuring professional working in both management consulting and private equity. She has extensive experience in supply chain functionality, financial and operational due diligence, cash flow forecasting, financial statement analysis, development and value retention across multiple industries, including most recently in the cannabis sector. Previous to joining Solis Tek, Ms. Davis worked as a management consultant for a U.S. based cannabis consulting group supporting legal grows, assisting in license applications, developing programs for cultivators, and business structuring for medical dispensaries. Among her previous experience, Ms. Davis served as a Manager of Corporate Advisory for Grant Thornton, a worldwide accounting firms, overseeing accounting and supply chain advisory services during the automotive crisis in the U.S. Ms. Davis received her B.S. from DePaul University and an MBA from University of Chicago Graduate School of Business.

About Solis Tek Inc.

Solis Tek Inc. (OTCQB: SLTK) is a vertically integrated technology innovator, developer, manufacturer and distributor focused on bringing products and solutions to commercial cannabis growers in both the medical and recreational space in legal markets across the U.S. For nearly a decade, growers have used Solis Tek’s lighting solutions to increase yield, lower costs and grow better to maximize their return on investment. Solis Tek’s customers include retail stores, distributors, ecommerce, and commercial growers. In 2018, Solis Tek expanded into the “touch-the-plant” side of the cannabis business under a contract with an Arizona licensee and its ongoing build-out of a cultivation and processing facility in Phoenix, AZ. For more information, please visit our website, www.solis-tek.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect Solis Tek’s current plans and expectations, as well as future results of operations and financial condition. Solis Tek undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Investors Contact:

Hayden IR

917-658-7878

hart@haydenir.com